Release:    Immediate    March 8, 2018

Grain industry leader, Joan Hardy joining CP leadership team
Calgary, AB – Canadian Pacific Railway Ltd. (TSX:CP) (NYSE:CP) is strengthening its leadership team with the addition of Joan Hardy, Vice-President, Sales and Marketing, Grain and Fertilizer.

Hardy comes to CP after 12 years at Richardson International, Canada’s largest agri-business and a global leader in agriculture and food processing, where she served as Vice-President, Transportation. There she was responsible for rail, marine and truck transportation as well as sales contract management and administration across Richardson’s North American network. Prior to joining Richardson International, Hardy spent 21 years at Canadian National, where she held various roles, including Assistant Vice-President, Sales and Senior Director in CN’s customer service centre.

“In Joan, CP is getting a proven leader with experience across the grain supply chain,” said John Brooks, CP’s Senior Vice-President and Chief Marketing Officer. “She brings to the table an incredible combination of 20-plus years of railroad experience and more than a decade as a grain and fertilizer shipper and customer of the railways. Her unique blend of experience will only enhance the customer experience for CP shippers while further cementing CP’s role as a leader within the grain supply chain.”

Effective April 1, 2018, Hardy will join a strong team within Sales and Marketing, led by Chief Marketing Officer, John Brooks, Vice-President responsible for ECP and Merchandise, Coby Bullard, and Vice-President Intermodal and Automotive, Jonathan Wahba. Hardy will be located in Winnipeg, the home of key grain shippers, and is well positioned to further CP’s goal of sustainable, profitable growth.

“I look forward to joining the dynamic team at CP,” Hardy said. “I am very excited to leverage my experience and skills to further improve CP’s service in the grain and fertilizer space and to assist CP in delivering for its customers, shareholders and employees.”

Hardy is a graduate in Mechanical Engineering from the University of Manitoba and a member of the Association of Professional Engineers in Manitoba.

For more on CP’s grain movements this crop year, visit http://www.cpr.ca/en/customer-resources/grain.
About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to major ports on the west and east coasts, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

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Jeremy Berry
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Maeghan Albiston
403-319-3591
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